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                                  EXHIBIT 11
                             Anika Research, Inc.
          Computation of Primary and Fully Diluted Earnings per Share

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                                                        For the four months ended
                                                                December 31,
                                                            1996         1995
                                                      -----------------------------
PRIMARY AND FULLY DILUTED:

Net loss:                                               ($2,657,599)  ($907,261)

Weighted average number of common
  shares outstanding                                      4,905,382   3,294,312

Dilutive effect of outstanding stock
  options, warrants and redeemable
  convertible preferred stock                                     -           -
                                                      -----------------------------

Weighted average number of common
  shares as adjusted                                      4,905,382   3,294,312
                                                      -----------------------------

Primary and fully diluted loss per share                     ($0.54)     ($0.28)
                                                      =============================

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